SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                  Rule 13d-102

                   Under the Securities Exchange Act of 1934
                              (Amendment No.  )*

                            Catalina Marketing Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    148867104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  July 17, 1998
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |X| Rule 13d-1 (b)
      |_| Rule 13d-1 (c)
      |_| Rule 13d-1 (d)

----------
      (*) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 148867104
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Trustees of General Electric Pension Trust
       I.R.S. # 14-6015763
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [X]
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       State of New York
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            None
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             318,100
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             None
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       318,100
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       318,100
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       1.74% (6.65% if aggregated with the shares beneficially owned by General Electric Investment Corporation and GE Investment Management Incorporated)
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       EP
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 148867104
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       General Electric Investment Corporation, as Investment Manager of GEPT (as defined below) and as Investment Adviser to certain other entities and accounts

       I.R.S. # 22-2152310
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [X]
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       State of Delaware
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            668,498
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             318,100
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             668,498
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       318,100
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       986,498
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.4% (6.65% if aggregated with the shares beneficially owned by GE Investment Management Incorporated)
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IA, CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 148867104
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       GE Investment Management Incorporated, as Investment Adviser to certain entities and accounts

       I.R.S. # 06-1238874
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [X]
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       State of Delaware
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            227,367
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             None
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             227,367
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       None
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       227,367
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       1.25% (6.65% if aggregated with the shares beneficially owned by General Electric Investment Corporation)
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IA, CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 148867104
--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       General Electric Company

       I.R.S. # 14-0689340
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [X]
--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       State of New York
--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             Disclaimed (see 9 below)
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       Disclaimed (see 9 below)
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       Beneficial ownership of all shares disclaimed by General Electric Company
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       |X| Disclaimed (see 9 above)
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       Not applicable (see 9 above)
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

INTRODUCTORY NOTE: This Statement is filed on behalf of General Electric Company, a New York corporation ("GE"), General Electric Investment Corporation, a Delaware corporation and a wholly owned subsidiary of GE ("GEIC"), GE Investment Management Incorporated, a Delaware corporation and a wholly owned subsidiary of GE ("GEIM") and the Trustees of General Electric Pension Trust, a New York common law trust ("GEPT") (the "Schedule 13G"). GEIC is a registered investment adviser and acts as Investment Manager of GEPT, and as Investment Adviser to certain other entities and accounts, and may be deemed to be the beneficial owner of 318,100 shares of Common stock of Berkshire Hathaway Inc. (the "Issuer") owned by GEPT and of 668,498 shares of Common Stock of the Issuer owned by such other entities and accounts. GEIM is a registered investment adviser and acts as Investment Adviser to certain entities and accounts, and may be deemed to be the beneficial owner of 227,367 shares of Common Stock of the Issuer owned by such entities or accounts. GEIM, GEPT and GEIC each expressly disclaim that they are members of a "group". GE disclaims beneficial ownership of all shares and expressly disclaims that it is a member of a "group".

Item 1(a)         Name of Issuer

                  Catalina Marketing Corp.

Item 1(b)         Address of Issuer's Principal Executive Office

                  11300 9th Street North, St. Petersburg, Florida 33716-2329

Item 2(a)         Name of Person Filing

                  Trustees of General Electric Pension Trust (See Schedule II)

                  General Electric Investment Corporation, as Investment Manager of GEPT and as Investment Adviser to certain other entities and accounts.

                  GE Investment Management Incorporated, as Investment Adviser to certain entities and accounts.

                  General Electric Company

Item 2(b)         Address of Principal Business Office

                  The address of the principal offices of GEPT, GEIC and GEIM is 3003 Summer Street, Stamford, Connecticut 06904. The address of the principal offices of General Electric Company is 3135 Easton Turnpike, Fairfield, Connecticut 06431.

Item 2(c)         Citizenship

                  General Electric Pension Trust - New York common law trust General Electric Investment Corporation - Delaware corporation

                  GE Investment Management Incorporated - Delaware corporation General Electric Company - New York corporation

Item 2(d)         Title of Class of Securities

                  Common stock

Item 2(e)         CUSIP Number

                  148867104

Item 3 If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13-2(b) or (c), check whether the person filing is a:

                  (a) [ ] Broker or Dealer registered under Section 15 of the
                          Act (15 U.S.C.78o)

                  (b) [ ] Bank as defined in Section 3(a)(6) of the Act (15
                          U.S.C.78c)

                  (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C.78c)

                  (d) [ ] Investment Company registered under Section 8 of the
                          Investment Company Act of 1940 (U.S.C.80a-8)

                  (e) [ ] An Investment Adviser in accordance with
                          ss.240.13-1(b)(1)(ii)(E)

                  (f) [ ] An Employee Benefit Plan or Endowment Fund in
                          accordance with ss.240.13d-1(b)(1)(ii)(F)

                  (g) [ ] A Parent Holding Company or Control Person in
                          accordance with ss.240.13d-1(b)(1)(ii)G)

                  (h) [ ] A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act (U.S.C. 1813)

                  (i) [ ] A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

                  (j) [X] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J)

Item 4            Ownership

                                                    GEPT       GEIC       GEIM       GE
(a)   Amount beneficially owned                   318,100    986,598    227,367      0

(b)   Percent of class                              1.74%     5.4%       1.25%     disclaimed

(c)   No. of shares to which person has

      (i)   sole power to vote or direct the        None     668,498    227,367      None
            vote

      (ii)  shared power to vote or direct        318,100    318,100      None     disclaimed

      (iii) sole power to dispose or to direct      None     668,498    227,367      None
            disposition

      (iv)  share power to dispose or to direct   318,100    318,100      None     disclaimed
            disposition

Item 5            Ownership of Five Percent or Less of a Class

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

                  [ ]

Item 6            Ownership of More Than Five Percent on Behalf of Another
                  Person

                  Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

                  Not applicable

Item 8            Identification and Classification of Members of the Group

                  Not applicable

Item 9            Notice of Dissolution of Group

                  Not applicable

Item 10           Certification

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 16, 1999


                                       GENERAL ELECTRIC PENSION TRUST
                                       By: General Electric Investment
                                       Corporation, its Investment Manager


                                       By: /s/ Michael M. Pastore
                                           -------------------------------------
                                           Name:  Michael M. Pastore
                                           Title: Vice President

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 16, 1999


                                       GENERAL ELECTRIC INVESTMENT CORPORATION


                                       By: /s/ Michael M. Pastore
                                           -------------------------------------
                                           Name:  Michael M. Pastore
                                           Title: Vice President

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 16, 1999


                                       GE INVESTMENT MANAGEMENT INCORPORATED


                                       By: /s/ Michael M. Pastore
                                           -------------------------------------
                                           Name:  Michael M. Pastore
                                           Title: Vice President

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 16, 1999


                                       GENERAL ELECTRIC COMPANY


                                       By: /s/ John H. Myers
                                           -------------------------------------
                                           Name:  John H. Myers
                                           Title: Vice President

                                                                      Schedule I

                             JOINT FILING AGREEMENT

            This will confirm the agreement by and between all the undersigned that the Schedule 13G on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of shares of the Common Stock of Hubbell Incorporated is being filed on behalf of each of the undersigned.

Dated: February 16, 1999

                                       GENERAL ELECTRIC PENSION TRUST
                                       By: General Electric Investment
                                           Corporation, its Investment Manger


                                       By: /s/ Michael M. Pastore
                                           -------------------------------------
                                           Name:  Michael M. Pastore
                                           Title: Vice President


                                       GENERAL ELECTRIC INVESTMENT CORPORATION


                                       By: /s/ Michael M. Pastore
                                           -------------------------------------
                                           Name:  Michael M. Pastore
                                           Title: Vice President


                                       GE INVESTMENT MANAGEMENT INCORPORATED


                                       By: /s/ Michael M. Pastore
                                           -------------------------------------
                                           Name:  Michael M. Pastore
                                           Title: Vice President


                                       GENERAL ELECTRIC COMPANY


                                       By: /s/ John H. Myers
                                           -------------------------------------
                                           Name:  John H. Myers
                                           Title: Vice President

                                                                     Schedule II

                   TRUSTEES OF GENERAL ELECTRIC PENSION TRUST

                        3003 Summer Street, P.O. Box 7900
                           Stamford, Connecticut 06904

  The names of the Trustees of General Electric Pension Trust are as follows:

                                Eugene K. Bolton

                               Michael J. Cosgrove

                                 Ralph R. Layman

                                  Alan M. Lewis

                              Robert A. MacDougall

                                  John H. Myers

                                Thomas J. Szkutak

                                 Donald W. Torey